EXHIBIT 10.40

February 12, 2010

Mr. David Meyer, Managing Director
Knightspoint Partners, LLC
1325 Avenue of the Americas, 27th Floor
New York, NY 10019

RE: Amendment of Agreement

Dear David:

This will confirm our agreement to amend your agreement with CPI Corp. (the “Company”) dated as of September 22, 2008 and amended as of September 25, 2009 (the Agreement”) regarding your compensation as Chairman of the Board of Directors of the Company (the “Board”) during the first quarter of the Company’s fiscal year 2010.

1.	Subsection 2.a. shall be amended by adding the following sentence at the end of the subsection:

During the first quarter of the Company’s 2010 fiscal year ending May 1, 2010 (“Q1FY2010”), you will receive compensation in the amount of $50,000 payable in restricted shares on first trading day of Q1FY2010, with the number of restricted shares to be awarded for Q12010 to be determined based on the market price on the first trading day of Q12010 and such shares will vest on the last day of Q12010

2.	Subsections 4(a)(b) and (e) shall be amended by deleting “FY2009” in each subsection and inserting in lieu thereof “Q12010” in each subsection.

3.	Subject to the provisions of this Amendment, the Agreement is hereby ratified and affirmed.

4.	This Amendment is subject to ratification by the Board, and you shall be recused from voting on the matter.

Remainder of page intentionally left blank—Signature page follows

Please acknowledge your agreement to the terms set forth herein by signing and returning one copy of this letter to me.

Sincerely,

CPI Corp.

By: /s/Turner White
________________________________________
Turner White
Chairman, Compensation Committee

Agreed to this 12th day of February, 2010

/s/David M. Meyer
___________________________________
David M. Meyer